Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
908 DEVICES INC.

908 Devices Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.            This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and written consent of the stockholders has been given in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate.

3.            The Certificate is hereby amended as follows:

(a) The first paragraph of Article IV is hereby amended and restated in its entirety to read as set forth below:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 61,133,507, of which (i) 24,156,877 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”), and (ii) 36,976,630 shares shall be common stock, par value $0.001 per share (the “Common Stock”).”

(b) The fifth sentence of Section A.1 of Article IV is hereby amended and restated in its entirety to read as set forth below:

“A total of 2,817,965 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series E Participating Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”).”

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation as of August 29, 2019.

908 DEVICES INC.

/S/ Kevin Knopp
Name: Kevin Knopp
Title: President